SCHEDULE 14A

UNITED STATE SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

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MASSEY ENERGY COMPANY

(Name of Registrant as Specified In Its Charter)

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Massey Energy Company

4 North 4th Street

Richmond, Virginia 23219

April 12, 2004

Dear Shareholder:

You are cordially invited to attend the 2004 Annual Meeting of Shareholders, which will be held on Tuesday, May 18, 2004, at 9:00 a.m. Eastern Daylight Time at the Charleston Marriott Town Center, 200 Lee Street East, Charleston, West Virginia. A map showing the Annual Meeting location is included for your convenience on the back page of this booklet.

Information about the Annual Meeting and the various matters on which the shareholders will act is included in the Notice of Annual Meeting and Proxy Statement that follow. Also included is a Proxy/Voting Instruction Card and postage-paid return envelope.

It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend, we hope that you will complete and return your Proxy/Voting Instruction Card in the enclosed envelope as promptly as possible.

Sincerely,

/s/  Don L. Blankenship

DON L. BLANKENSHIP

Chairman and Chief Executive Officer

MASSEY ENERGY COMPANY

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 18, 2004

The Annual Meeting of Shareholders of Massey Energy Company will be held at the Charleston Marriott Town Center, 200 Lee Street East, Charleston, West Virginia, on Tuesday, May 18, 2004, at 9:00 a.m. Eastern Daylight Time, for the following purposes:

1.	To elect three Class II directors to hold office for three years and until their respective successors are elected and qualified. The Board of Directors intends to nominate as directors the three persons identified in the attached Proxy Statement.

2.	To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as auditors for the fiscal year ending December 31, 2004.

3.	To consider and act upon a shareholder proposal to amend the Bylaws of Massey Energy Company to require the Board of Directors to seek shareholder approval for future severance agreements with senior executives that provide benefits in an amount exceeding 2.99 times the sum of the executive’s base salary plus bonus.

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed March 31, 2004, as the record date for determining the shareholders entitled to receive notice of and to vote at the Annual Meeting.

SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON.

PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY/VOTING INSTRUCTION CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

By Order of the Board of Directors

/s/  Thomas J. Dostart

THOMAS J. DOSTART

Vice President, General Counsel and Secretary

April	12, 2004
Richmond,	Virginia

MASSEY ENERGY COMPANY

PROXY STATEMENT

April 12, 2004

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Massey Energy Company, 4 North 4th Street, Richmond, Virginia 23219 (the “Company”), of your proxy for use at the Annual Meeting of Shareholders of the Company’s common stock, $0.625 par value per share (the “Common Stock”), to be held May 18, 2004, or at any adjournment or postponement thereof (the “Annual Meeting”). This proxy statement and the accompanying proxy/voting instruction card are being mailed to all shareholders on or about April 12, 2004. The expense of the solicitation will be paid by the Company. Some officers and regular employees may solicit proxies personally and by telephone. Innisfree M&A Incorporated has been engaged to assist in the solicitation for which it will receive a fee of $6,500 plus expenses from the Company. You may revoke your proxy at any time before it is voted at the Annual Meeting by delivering a later dated proxy or written notice of revocation to the Secretary of the Company or by attending the Annual Meeting and electing to vote in person. Attendance at the Annual Meeting will not itself revoke a proxy.

On March 31, 2004, the record date fixed by the Board of Directors, the Company had outstanding 75,810,282 shares of Common Stock. A majority of the outstanding shares of Common Stock will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to shareholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. Shareholders have one vote for each share on all business of the Annual Meeting, except that shareholders have cumulative voting rights with respect to the election of the three Class II directors. Cumulative voting rights entitle a shareholder to give one nominee as many votes as is equal to the number of directors to be elected multiplied by the number of shares owned by the shareholder, or to distribute his or her votes on the same principle among the nominees as the shareholder sees fit. The three nominees for Class II directors receiving the highest number of votes at the Annual Meeting will be elected. The ratification of the appointment of Ernst & Young LLP requires the affirmative vote of the majority of shares represented in person or by proxy at the Annual Meeting and entitled to vote. The shareholder proposal to amend the Bylaws requires the affirmative vote of at least 80% of all outstanding shares.

Unless otherwise directed in the accompanying proxy/voting instruction card, the persons named therein will vote all signed and returned proxy/voting instruction cards (i) FOR the election of the three Class II director nominees listed below; (ii) FOR the proposal to ratify the appointment of Ernst & Young LLP as auditors for the fiscal year ending December 31, 2004; and (iii) AGAINST the proposal to amend the Bylaws to require the Board of Directors of the Company to seek shareholder approval for future severance agreements with senior executives that provide benefits in an amount exceeding 2.99 times the sum of the executive’s base salary plus bonus.

As to any other business that may properly come before the Annual Meeting, the persons named in the accompanying proxy/voting instruction card will vote in accordance with their best judgment. The Board of Directors does not presently know of any other business.

ELECTION OF DIRECTORS

Proposal 1

In accordance with the Company’s Certificate of Incorporation and Bylaws, which provide for a “classified” Board of Directors, three Class II directors have been nominated for election at the Annual Meeting to serve a three-year term expiring at the annual meeting in 2007 and until their respective successors are elected and qualified. The Bylaws of the Company provide for seven directors, two serving as Class I directors, three serving as Class II directors and two serving as Class III directors.

Each of the three nominees for Class II directors listed below presently serves as a Class II director of the Company. Each of the nominees has consented to serve if elected. If any of the nominees should decline or be unable to serve as a director, the persons named in the accompanying proxy/voting instruction card will vote in accordance with their best judgment. The Company knows of no reason why the nominees would not be available for election or, if elected, would not be able to serve.

Biographical

The following biographical information is furnished with respect to each of the nominees for election at the Annual Meeting as Class II directors and each of the Class I and Class III directors whose terms will continue after the Annual Meeting.

Class I Directors—Term expires in 2006:

E. GORDON GEE, age 60

Chancellor Gee has been a director since November 30, 2000. He is a member of the Audit, the Governance and Nominating, and the Public and Environmental Policy Committees.

Chancellor Gee has been the Chancellor of Vanderbilt University since 2000, having previously served as President of Brown University from 1998 to 2000 and President of The Ohio State University from 1990 to 1998. Chancellor Gee also serves as a director of Dollar General Corporation, Gaylord Entertainment Company, Hasbro, Inc. and Limited Brands.

JAMES H. “BUCK” HARLESS, age 84

Mr. Harless has been a director since April 27, 2001. He is Chairman of the Public and Environmental Policy Committee and is a member of the Governance and Nominating Committee.

Mr. Harless is Chairman of the Board of International Industries, Inc., with interests in coal mining, timber, manufacturing and other businesses. He also serves as a director of the West Virginia University Foundation and served previously as a member of the Marshall University Foundation Board of Governors.

Class II Director Nominees:

WILLIAM R. GRANT, age 79

Mr. Grant has been a director since November 30, 2000. He is Chairman of the Audit Committee and a member of the Compensation, the Executive and the Governance and Nominating Committees and was designated by the Board of Directors as the Lead Director on November 17, 2003.

He is the co-founder of Galen Associates, a venture capital company, and has been Chairman of that company since 1989. Mr. Grant also serves as a director of Advanced Medical Optics, Inc., Ocular Sciences, Inc., Quest Diagnostics, Inc. and Vasogen, Inc.

DAN R. MOORE, age 63

Mr. Moore has been a director since January 22, 2002. He is a member of the Governance and Nominating and the Public and Environmental Policy Committees.

Mr. Moore has been the Chairman of Moore Group, Inc. (which owns multiple automobile dealerships) in Williamson, West Virginia since 1999. He is the former Chairman of the Board and President of Matewan BancShares, a multi-bank holding company that was sold to BB&T Corporation in 1999. Mr. Moore also serves as a director of the West Virginia University Foundation and is a former member of the Marshall University Board of Governors and the Pikeville College Board of Trustees.

DR. MARTHA R. SEGER, age 72

Dr. Seger has been a director since 1991. She is Chair of the Governance and Nominating Committee and a member of the Audit, the Compensation, and the Executive Committees.

Dr. Seger has been a Distinguished Visiting Professor of Finance, Arizona State University for the last five years and is a former member of the Board of Governors of the Federal Reserve System. Dr. Seger also serves as a director of the Bramwell Funds and Fluor Corporation.

Class III Directors—Term expires 2005:

DON L. BLANKENSHIP, age 54

Mr. Blankenship has been a director since 1996. He is Chairman of the Executive Committee.

Mr. Blankenship has been Chairman of the Board, Chief Executive Officer and President of the Company since November 30, 2000, and has been Chairman of the Board, Chief Executive Officer and President of A. T. Massey since 1992. Mr. Blankenship also serves as a director of the National Mining Association.

BOBBY R. INMAN, age 73

Admiral Inman, U.S. Navy (retired), has been a director since 1985. He is Chairman of the Compensation Committee and a member of the Executive and the Governance and Nominating Committees.

Admiral Inman served as Director of the National Security Agency and Deputy Director of the Central Intelligence Agency. Admiral Inman also serves as a director of SBC Communications Inc. and Temple-Inland Inc.

Stock Ownership of Directors and Executive Officers

The following information is furnished with respect to each director and nominee for director, each person who served as Chief Executive Officer of the Company for any portion of the last fiscal year and each of the four other most highly compensated executive officers of the Company for the last completed fiscal year (the “Named Executive Officers”), and all current directors and executive officers of the Company as a group, as to ownership of shares of Common Stock of the Company as of February 27, 2004. Except as otherwise noted, the individual or his or her family members had sole voting and investment power with respect to such shares.

Security Ownership of Directors and Executive Officers

		Amount and Nature of Beneficial Ownership
Title of Class	Name of Beneficial Owner	Shares Beneficially Owned	Shares for which Beneficial Ownership can be Acquired within 60 Days (1)	Total Beneficial Ownership	Percent of Class (2)
Massey Energy	Class I Directors
Company Common	E. Gordon Gee	14,196	—	14,196	*
Stock $0.625 Par Value	James H. Harless	13,168	—	13,168	*

	Class II Director Nominees
	William R. Grant (3)	106,527	—	106,527	*
	Dan R. Moore	10,140	—	10,140	*
	Dr. Martha R. Seger	13,282	—	13,282	*

	Class III Directors
	Don L. Blankenship (4)	224,866	312,446	537,312	*
	Bobby R. Inman	15,054	—	15,054	*

	Other Named Executive Officers
	James L. Gardner	89,261	14,721	103,982	*
	H. Drexel Short, Jr.	36,310	75,504	111,814	*
	John C. Adkins	20,563	22,368	42,931	*
	Baxter F. Phillips, Jr.	27,875	47,306	75,181	*
	Directors and executive officers as a group (14 persons)	613,476	526,404	1,139,880	1.50%

(1)	Represents shares under options exercisable within 60 days after February 27, 2004.
(2)	Based on 75,779,279 shares outstanding on February 27, 2004, plus shares deemed outstanding for which beneficial ownership can be acquired within 60 days by that individual or group. An asterisk (*) indicates that ownership is less than one percent of class.
(3)	Mr. Grant owns 31,527 shares directly and is a beneficial owner of 75,000 shares through his ownership interest in Contrarian Trends, L.P.
(4)	Mr. Blankenship is also a Named Executive Officer.

Stock Ownership of Certain Beneficial Owners

Management of the Company knows of no person, except as set forth below, who is the beneficial owner of more than 5% of the voting shares of the Company. The table sets forth information known to the Company as of April 1, 2004, with percentage of ownership calculated using the number of outstanding shares on the dates noted below.

Name and Address of Beneficial Owners	Shares Beneficially Owned		Percent of Class
Wellington Management Company, LLP	7,174,500	(1)	9.52
Merrill Lynch & Co., Inc.	5,428,713	(2)	7.21
Mellon Financial Corporation and related entities	5,316,977	(3)	7.05
Appaloosa Partners, Inc.	4,361,100	(4)	5.80
Dimensional Fund Advisors Inc.	3,943,200	(5)	5.23

(1)	Based solely on Amendment No. 2 to Schedule 13G Amendment filed by Wellington Management Company, LLP on February 12, 2004 with the Securities and Exchange Commission (the “SEC”) that indicates that Wellington Management Company, LLP, in its capacity as an investment advisor, is the beneficial owner of 7,174,500 shares at December 31, 2003 and has shared voting power over 6,095,700 shares and shared dispositive power over 7,174,500 shares. The address of Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109.
(2)	Based solely on Amendment No. 2 to Schedule 13G filed by Merrill Lynch & Co., Inc. (on behalf of Merrill Lynch Investment Managers, an operating division of Merrill Lynch & Co., Inc.’s indirectly owned asset management subsidiaries) on January 27, 2004, with the SEC that indicates that Merrill Lynch & Co., Inc. is the beneficial owner of 5,428,713 shares at December 31, 2003, and has shared voting power and shared dispositive power over all such shares. Merrill Lynch Investment Managers holds such beneficial interest as the result of acting as investment advisor to various investment companies. Merrill Lynch & Co., Inc. has offices at World Financial Center, North Tower, 250 Vesey Street, New York, New York 10381.
(3)	Based solely on Amendment No. 3 to the Schedule 13G filed by Mellon Financial Corporation on February 4, 2004 with the SEC that indicates that Mellon Financial Corporation is the beneficial owner of 5,316,977 shares at December 31, 2003 and has sole voting power over 4,454,877 shares, shared voting power over 250 shares, sole dispositive power over 5,309,027 shares and shared dispositive power over 4,250 shares. The amount beneficially held by Mellon Financial Corporation includes amounts held by direct and indirect subsidiaries (several of which act as investment advisors) and intermediate parent holding companies (which filed on a joint reporting person page of this 13G filing). Mellon Financial Corporation has offices at One Mellon Center, Pittsburgh, Pennsylvania 15258.
(4)	Based solely on the Schedule 13G filed by Appaloosa Partners, Inc. and certain of its affiliated entities on April 1, 2004, with the SEC that indicates that Appaloosa Partners, Inc. is the beneficial owner of 4,361,100 shares at March 25, 2004 and has sole voting power over 0 shares, shared voting power over 4,361,100 shares, sole dispositive power over 0 shares and shared dispositive power over 4,361,100 shares. The amount beneficially held by Appaloosa Partners, Inc. includes amounts held by subsidiaries or affiliates (which filed on a joint reporting person page of this 13G filing). Appaloosa Partners, Inc. has offices at c/o Appaloosa Management, L.P., 26 Main Street, Chatham, New Jersey 07928.
(5)	Based solely on the Schedule 13G filed by Dimensional Fund Advisors Inc. on February 6, 2004, with the SEC that indicates that Dimensional Fund Advisors Inc. is the beneficial owner of 3,943,200 shares at December 31, 2003, and has sole voting power and sole dispositive power over all such shares. Dimensional Fund Advisors Inc. may be deemed to hold such beneficial interest as the result of acting as investment advisor to four investment companies and as investment manager to certain other commingled group trusts and separate accounts. Dimensional Fund Advisors Inc. has offices at 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

Director Independence

In February 2004, the Board revised its Corporate Governance Guidelines. The guidelines adopted by the Board meet the new listing standards of the New York Stock Exchange (the “NYSE”), the exchange on which shares of the Company’s common stock are traded. The full text of the Corporate Governance Guidelines can be found on the Company’s website. See “Availability of Corporate Governance Guidelines, Code of Ethics and Committee Charter” on page 30.

The Board undertook an annual review of director independence in February 2004. During this review, the Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates, including those reported under “Certain Relationships and Related Transactions” below. The Board also examined transactions and relationships between directors or their affiliates and members of the Company’s senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent under the general independence standards in the listing standards of the NYSE and the standards set forth in the Corporate Governance Guidelines.

As a result of this review, the Board affirmatively determined that all of the directors are independent under the general independence standards in the listing standards of the NYSE and the standards set forth in the Corporate Governance Guidelines, with the exception of Don L. Blankenship, who is considered to be an inside director because of his employment as Chief Executive Officer of the Company.

Committees of the Board

The standing committees of the Board consist of an Audit Committee, Compensation Committee, Executive Committee, Governance and Nominating Committee, and Public and Environmental Policy Committee. All of the information regarding the meetings of these committees refers to meetings that took place during 2003. The charters of each of these Committees can be found on the Company’s website. See “Availability of Corporate Governance Guidelines, Code of Ethics and Committee Charter” on page 30.

Audit Committee

The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is attached as Annex I to this Proxy Statement and is available on the Company’s website. See “Availability of Corporate Governance Guidelines, Code of Ethics and Committee Charters” on page 30. The principal duties of the Audit Committee are to:

(a)  provide assistance to the Company’s Board in fulfilling its oversight responsibility to the shareholders relating to:

•	the accounting, reporting and financial practices of the Company, including the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications and independence; and

•	the performance of the Company’s internal audit function and independent auditor; and

(b) prepare the report that SEC rules require to be included in the Company’s annual proxy statement.

These duties include:

(a)  direct responsibility for the appointment, compensation, retention and oversight of the firm of independent auditors engaged by the Company for the purpose of preparing or issuing audit reports and related work;

(b)  approving the audit and non-audit services to be performed by the independent auditors and the fees related to such work;

(c)  reviewing with the Company’s financial management, internal audit management and independent auditors matters relating to internal accounting controls, the internal audit program, the Company’s accounting practices and procedures and other matters relating to the financial condition of the Company and its subsidiaries;

(d)  reviewing the work of the independent auditors that falls outside the scope of their audit engagement for the purpose of determining the independence of the independent auditors; and

(e) reporting to the Board periodically any conclusions or recommendations the Audit Committee may have with respect to such matters.

The members of the Audit Committee are William R. Grant (Chairman), E. Gordon Gee and Dr. Martha R. Seger. The Board of Directors has determined that each of the members of the Audit Committee is “independent” under the enhanced independence standards for audit committee members in the Securities Exchange Act of 1934 (the “Exchange Act”) and rules thereunder, as amended, as incorporated into the listing standards of the NYSE, and the standards set forth in the Corporate Governance Guidelines. Based on the recommendation of the Governance and Nominating Committee, the Board of Directors has also determined that each of the members of the Audit Committee has the requisite financial knowledge to serve as members of the Audit Committee and that each of Mr. Grant and Dr. Seger is an “audit committee financial expert” under the rules promulgated by the SEC under the Sarbanes-Oxley Act of 2002. No member of the Audit Committee simultaneously serves on the audit committees of more than three publicly registered companies. The Audit Committee held four regular meetings and four telephonic meetings during 2003, one of which was to review and approve the Company’s Annual Report to Shareholders, Form 10-K and proxy materials.

During each of the regular meetings, the Audit Committee members met privately with the Company’s independent auditors without any Company officers or other personnel present. The Chairman of the Audit Committee spoke at least monthly with the independent auditors and frequently with the Company’s financial management and internal audit management.

Compensation Committee

The Compensation Committee operates under a written charter adopted by the Board of Directors, a copy of which is available on the Company’s website. See “Availability of Corporate Governance Guidelines, Codes of Ethics and Committee Charters” on page 30. The principal duties of the Compensation Committee are to:

(a)  review corporate organizational structures;

(b)  review and approve corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluate the Chief Executive Officer’s performance in light of those goals and objectives and set the Chief Executive Officer’s compensation level based on this evaluation;

(c)  review key employee compensation policies, plans and programs;

(d)  monitor performance and compensation of executive officers and other key employees of the Company;

(e)  prepare recommendations and periodic reports to the Board concerning such matters;

(f)  prepare the annual report on executive compensation to be included in the Company’s proxy statement, as required by the Exchange Act; and

(g)  function as the Committee that administers the long-term incentive programs referred to in the Executive Compensation section hereof.

The members of the Compensation Committee are Admiral Bobby R. Inman (Chairman), William R. Grant and Dr. Martha R. Seger. The Board of Directors has determined that each of the members of the Compensation Committee is “independent” under the general independence standards in the listing standards of the NYSE and the standards set forth in the Corporate Governance Guidelines. The Compensation Committee held four regular and two telephonic meetings during 2003.

Executive Committee

The Executive Committee exercises all of the power and authority of the Board in the management of the business and affairs of the Company to the extent permitted by Delaware law. The members of the Executive Committee are Don L. Blankenship (Chairman), William R. Grant, Admiral Bobby R. Inman and Dr. Martha R. Seger. The Executive Committee held no meetings and took no action in 2003.

Governance and Nominating Committee

The Governance and Nominating Committee operates under a written charter adopted by the Board of Directors, a copy of which is available on the Company’s website. See “Availability of Corporate Governance Guidelines, Code of Ethics and Committee Charters” on page 30. The principal duties of the Governance and Nominating Committee are to:

(a) seek out, evaluate and recommend to the Board qualified nominees for election as directors of the Company;

(b) seek to ensure the independence and quality of the Board;

(c) develop and recommend to the Board the Corporate Governance Guidelines and codes of conduct and ethics applicable to the Company;

(d) oversee the annual evaluation of the Board;

(e) recommend new Committees to the Board; and

(f) consider other matters including the size and composition of the Board and Committees, directorship practices and other issues of corporate governance.

The members of the Governance and Nominating Committee are Dr. Martha R. Seger (Chair), E. Gordon Gee, William R. Grant, James H. Harless, Admiral Bobby R. Inman and Dan R. Moore. The Board of Directors has determined that each of the members of the Nominating and Governance Committee is “independent” under the general independence standards in the listing standards of the NYSE and the standards set forth in the Corporate Governance Guidelines. During 2003, the Governance and Nominating Committee held four regular meetings.

Nominating Procedures. The Governance and Nominating Committee considers candidates for Board membership suggested by its Committee members and other Board members, as well as management and shareholders. The Committee may also retain a third-party executive search firm to identify candidates upon request of the Committee from time to time. A shareholder who wishes to recommend a prospective nominee for the Board should notify the Company’s Corporate Secretary or any member of the Governance and Nominating Committee in writing with whatever supporting material the shareholder considers appropriate and in accordance with the Company’s bylaws relating to shareholder nominations. See “Shareholders’ Proposals for 2005 Annual Meeting” on Page 28.

Mr. Grant, Mr. Moore and Dr. Seger were each recommended by the Governance and Nominating Committee for nomination for election at the Annual Meeting to serve a three-year term expiring at the annual meeting in 2007.

Once the Governance and Nominating Committee has identified a prospective nominee, the Committee then evaluates the prospective nominee against the standards and qualifications set out in the Company’s Corporate Governance Guidelines, including:

•	the ability of the prospective nominee to represent the interests of the shareholders of the Company;

•	the prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

•	the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards;

•	the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board; and

•	the extent to which the prospective nominee helps the Board reflect the diversity of the Company’s shareholders, employees and communities.

The Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. After completing this evaluation, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

The Company’s Bylaws require that the Secretary of the Company must receive written notice of all persons to be nominated as a director at an annual meeting, other than nominations made at the direction of the Board of Directors, not less than 60 nor more than 90 days prior to the annual meeting at which the election will take place (or not later than 10 days after public disclosure of such meeting if such disclosure occurs less than 40 days prior to the date of such meeting). The notice must set forth (i) the shareholder’s name and address, and the number of shares of Common Stock beneficially owned by such shareholder, (ii) such information with respect to the nominee as would have to be included in the proxy statement if such person were a nominee included in that proxy statement and (iii) a consent to serve as director signed by such nominee.

Public and Environmental Policy Committee

The principal duties of the Public and Environmental Policy Committee are to:

(a)  review and make recommendations regarding the policies, programs, position and strategies of the Company in relation to public and environmental issues deemed significant by the Committee or which may be referred to the Committee by the Board or by management;

(b)  review and make recommendations regarding political, social and environmental trends and issues as they may affect the operations of the Company and its subsidiaries;

(c)  review and make recommendations in respect of the Company’s general policy regarding support of business, charitable, educational and political organizations; and

(d)  review and make recommendations in respect of the Company’s environmental policies and practices.

The members of the Public and Environmental Policy Committee are James H. Harless (Chairman), E. Gordon Gee and Dan R. Moore. The Public and Environmental Policy Committee held four regular meetings during 2003.

Board and Committee Attendance

During 2003, the Board held four regular meetings and one special telephonic meeting, and took action by unanimous written consent on one occasion. The independent directors met in executive session without the Chief Executive Officer or any other Company management in connection with each of the four regular Board meetings. Each of the directors attended all of meetings of the Board and of the Board Committees on which he or she served, except that one director missed one Board meeting due to an illness and one director missed one Audit Committee meeting due to personal conflicts. All of the directors attended the Company’s annual meeting of shareholders in Chantilly, Virginia in May 2003, except for one director who was unable to attend because of personal conflicts. Under the Company’s Corporate Governance Guidelines, each director is expected to dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties, including attendance at meetings of the shareholders of the Company, the Board and Committees of which he or she is a member.

Lead Director

In November 2003, the Board created a new position of Lead Director, whose primary responsibility is to ensure that the Board operates independently of management and that directors and shareholders have an independent leadership contact. The Board appointed William R. Grant as the Lead Director on November 17, 2003. Shareholders and other interested persons may contact the Lead Director in the manner described under “Communications with the Board” below.

Communications with the Board

Shareholders and other parties interested in communicating directly with the Lead Director or with the non-management directors as a group may do so by writing to Lead Director, c/o Corporate Secretary, Massey Energy Company, 4 North 4th Street, Richmond, Virginia 23219. The Corporate Secretary of the Company reviews all such correspondence and regularly forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Corporate Secretary, deal with the functions of the Board or committees thereof or that the Corporate Secretary otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company’s internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Code of Ethics

The Company has an Ethics Commitment Agreement, which is applicable to and signed annually by all salaried employees of the Company, including the principal executive officer, the principal financial officer and the principal accounting officer. The Board has a separate Code of Ethics for Senior Financial Officers, which contains provisions specifically applicable to the Company’s senior financial officers, including the principal executive officer, the principal financial officer and the principal accounting officer and a Code of Business Conduct and Ethics for Directors. The Ethics Commitment Agreement, the Code of Ethics for Senior Financial Officers and the Code of Business Conduct and Ethics for Directors are available on the Company’s website. See “Availability of Corporate Governance Guidelines, Codes of Ethics and Committee Charter” on page 30. The Company intends to post amendments to or waivers from these ethics agreements (to the extent applicable to the Company’s directors, chief executive officer, principal financial officer or principal accounting officer) on its website at www.masseyenergyco.com, Investor Relations, Corporate Governance, Code of Ethics.

Certain Relationships and Related Transactions

James H. Harless, a director of the Company, is Chairman of the Board of International Industries, Inc., which owns interests in, or guarantees the loans of, companies that have outstanding loans with subsidiaries of the Company. As of February 29, 2004, such loans had an aggregate outstanding balance of $1,232,213. In addition, Mr. Harless guaranteed an aggregate of $500,000 of the loans made by subsidiaries of the Company to an entity owned by members of Mr. Harless’s immediate family. These loans were made according to customary credit practices used for comparable loans made by the Company’s subsidiaries to other companies.

Don L. Blankenship, Chairman and Chief Executive Officer, has a brother, George Blankenship, who is a certified public accountant who, since 1977, has performed accounting services for several of the Company’s vendors and independent contractors. The Company does not pay for such services. George Blankenship does not perform any services on behalf of the Company, and Don L. Blankenship receives no financial or other benefit from George Blankenship’s activities.

Don L. Blankenship, Chairman and Chief Executive Officer, has a nephew, Keith Blankenship, who owns A-A Tire and Parts, Inc. (“A-A”). Various Company subsidiaries purchase automobile and light truck parts from A-A. During the year ended December 31, 2003, the Company’s subsidiaries expended an aggregate of $1,055,439 for goods and services provided by A-A. Other than payments by the Company’s subsidiaries for goods and services of A-A (which are guaranteed by A-A to be the lowest prices and of at least equal quality for comparable goods and services), the Company and the Company’s subsidiaries make no other payments to A-A or its shareholders or officers. Don L. Blankenship has no financial or other interest in the activities of A-A.

On July 27, 2000, John C. Adkins, Senior Vice President and Chief Operating Officer, obtained a loan from the Company’s subsidiary, Boone East Development Co., in the amount of $327,000, bearing interest at the rate of 8% per annum, for the purpose of constructing his residence. The loan provides that if Mr. Adkins remains employed with the Company until June 24, 2010, or if he (i) is terminated by the Company for any reason other than for violation of the Company’s ethics policy, (ii) dies or (iii) becomes disabled before June 24, 2010, the loan and all accrued and unpaid interest thereunder will be forgiven by the Company. The Company also reimburses Mr. Adkins to compensate for federal and state withholding taxes that are payable on any forgiven principal and interest. If Mr. Adkins voluntarily terminates his employment with the Company before June 24, 2010, he shall repay the loan as follows:

Termination Date	Payment Due
Between June 25, 2003 and June 24, 2005	75% of the outstanding principal plus accrued interest thereon
Between June 25, 2005 and June 24, 2007	40% of the outstanding principal plus accrued interest thereon
Between June 25, 2007 and June 24, 2010	20% of the outstanding principal plus accrued interest thereon

The largest aggregate principal amount of indebtedness outstanding at any time during 2003 was $327,000 and the principal amount thereof outstanding as of March 31, 2004, was $245,250.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of the forms required by Section 16 of the Exchange Act that have been received by the Company during and with respect to the Company’s most recent fiscal year, the Company is not aware of any executive officer, director or beneficial owner of more than 10% of the Company’s stock that failed to file on a timely basis any Forms 3, 4 or 5, except that a Form 4 for the November 17, 2003 long term incentive program awards to Mr. Adkins was filed three business days rather than two business days after the transaction.

COMPENSATION COMMITTEE

REPORT ON EXECUTIVE COMPENSATION

The Company has established challenging objectives for earnings growth and shareholder returns for the Company. To support the alignment of management’s interests with those of the shareholders, the Compensation Committee conducts on a regular basis a thorough review of the Company’s compensation programs and, as a result, has approved the following executive compensation philosophy.

Executive Compensation Philosophy

The Company’s basic strategy is to establish executive compensation programs that will attract, retain, develop and motivate the highly qualified executive team that is needed to achieve challenging performance objectives and build shareholder value. The Company expects superior performance, both collectively and individually, and its compensation programs are designed to provide superior rewards when expectations are achieved. The competitiveness of the programs is evaluated against a mining industry peer group of companies comparable to the Company selected by the Compensation Committee based on advice by a compensation consulting firm. This compensation peer group includes some but not all of the companies included in the indices as presented in the stock performance graph found on page 18. The compensation peer group was selected on the basis of industry, size, complexity, financial performance history, growth and other relevant factors including executive talent resources.

The intent of the Company’s compensation philosophy is to provide the participating executives a clear and common understanding of Company objectives (financial and non-financial), how objectives are established and the reward for the achievement of objectives. Individual accountability for the achievement of pre-established personal and Company performance objectives are reflected in the achievement of the targeted level of compensation. The programs will provide the flexibility to meet the compensation needs of the Company. The programs maintain an appropriate compensation mix for executives between fixed, annual incentive and long-term incentive compensation.

Base Salary

The Company’s base salary philosophy is to provide a basic level of financial security to executives using as guidance pay within the compensation peer group selected by the Compensation Committee. The Compensation Committee will review base salaries for executives and those of the compensation peer group on a regular basis to ensure that the Company pays base salaries commensurate with its philosophy. In reviewing and approving the base salaries of executive officers (other than the CEO, who is discussed separately below), the Committee considered (1) the terms of any employment contract, if any, with the executive; (2) the recommendation of the CEO; (3) salary norms, to the extent available, for persons in comparable positions at comparable companies; (4) the person’s experience; and (5) an assessment of each executive’s performance and contribution to the Company.

Annual Incentive Program

Annual incentive bonuses provide an opportunity to earn significant additional compensation for attainment of Company and individual performance objectives. The annual incentive plan covers senior managers, including all the Named Executive Officers. The target amount payable to each executive is based on the Company’s and the executive’s actual performance. Performance criteria for the annual incentive award for the CEO included the Company’s operating profit growth, return on assets, gross margin per ton, produced coal revenue growth, strategic member development and strategic diversity planning. All awards of the Named Executive Officers are reviewed and approved by the Compensation Committee. For the fiscal year ended December 31, 2003, except for bonuses required by the terms of any employment agreement, the Company only paid very limited bonuses.

Long Term Incentive Program

Approximately 100 management employees, including all of the Named Executive Officers, participate in the Company’s long-term incentive program. This program’s primary purposes are to offer an incentive for the achievement of superior operating results, to align executive officer and shareholder interests and to foster the retention of key management personnel. It is the Compensation Committee’s intent that all amounts to be awarded under this program qualify as performance-based compensation under Internal Revenue Service definitions.

Under the long-term incentive program, the Compensation Committee may make grants of the following: (i) cash incentive awards, which are based upon meeting earnings or other financial targets established by the Compensation Committee; (ii) stock options, which become exercisable on terms established by the Compensation Committee and which have value only if shareholder value is increased; and (iii) restricted stock awards.

For the grants made in 2003, the cash compensation awards to the three top employee levels (which includes 7 top management employees) provide that the awards will be payable if the Company’s cumulative earnings before taxes (“EBT”) meet or exceed certain target amounts. The cash compensation awards to the remaining employee levels participating in the long term incentive program provide that the awards will be payable if the Company’s cumulative earnings before interest, taxes, depreciation, depletion and amortization (“EBITDA”) meet or exceed certain target amounts. For grants made in years prior to 2003, the cash compensation awards were computed based on achieving certain EBITDA targets.

In addition, beginning in 2002, the program was expanded to included stock option grants to approximately 85 employees at the superintendent level.

The focus of the program is regularly reviewed and, if necessary, changed so that the Company will remain competitive in the markets in which it competes. The program presently emphasizes the use of cash and stock based awards aligned to building shareholder value. Vesting of the stock based awards is contingent upon an executive’s continued employment.

Discussion of 2003 Compensation for the Chief Executive Officer

Mr. Blankenship became the Chief Executive Officer of A.T. Massey Coal Company, Inc. in 1992. In the following years, the Company’s coal business prospered, not only in earnings performance but also in accumulation of reserves. These accomplishments occurred during challenging times in the coal industry with fierce price competition and consolidation. In 1998, another coal industry competitor made a lucrative employment offer to Mr. Blankenship. As a result, Fluor Corporation (then, the parent company of A. T. Massey) and Mr. Blankenship negotiated and entered into a contract that was competitive with other coal producers in the central Appalachian area to retain Mr. Blankenship’s services at A. T. Massey. After the Company’s spin-off with Fluor Corporation in November 2000, the Compensation Committee negotiated a similar contract to encourage Mr. Blankenship to continue leading the Company through April 2005. His compensation package, which is reflected in the employment agreement that is effective November 1, 2001, and that is summarized following this report, is designed to provide significant incentives for Mr. Blankenship to continue his strong leadership. The Compensation Committee set predetermined performance goals and objectives including both business performance objectives, which measure Company financial and safety performance, and subjective objectives, which assess retention, successorship, and diversity goals. For the fiscal year ended December 31, 2003, not all of the performance goals and objectives were met and, therefore, the Compensation Committee elected to award Mr. Blankenship $280,000 ($100,000 paid in August, 2003 and $180,000 paid in February, 2004), which represented 35% of his target bonus of $800,000 as provided for in his employment agreement.

Conclusion

All amounts paid or accrued during the fiscal year ended October 31, 2001, the transition period for the two months ended December 31, 2001 and the fiscal years ended December 31, 2002 and 2003 under the above-described plans and programs are included in the tables that follow. No member of the Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries.

Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation paid to executive officers named in the Summary Compensation Table in the proxy statement to $1 million, unless certain requirements are met. The Company intends to maximize the corporate tax deduction. However, while the Company’s incentive compensation programs are designed to facilitate compliance with Section 162(m), the Compensation Committee believes that the Company must attract and retain qualified executives to manage the Company and that, in some instances, the Compensation Committee may need the flexibility to offer compensation that exceeds the Section 162(m) threshold for deductibility. The Compensation Committee has approved the Chief Executive Officer’s compensation recognizing that a portion of it will not be deductible.

Compensation Committee

February 24, 2004	Bobby R. Inman	William R. Grant	Martha R. Seger

Employment Contract with Don L. Blankenship

The Company entered into an employment agreement with Mr. Blankenship, the Company’s Chairman and Chief Executive Officer, effective November 1, 2001 and ending April 30, 2005. This employment agreement was amended and restated on July 16, 2002. Mr. Blankenship receives a base salary of $1,000,000 per year.

Mr. Blankenship’s agreement provides for annual bonuses in 2002, 2003, 2004 and 2005 with target amounts of not less than $700,000, $800,000, $900,000 and $450,000, respectively, which will be based on meeting predetermined performance goals and objectives established and mutually agreed to by the Compensation Committee and Mr. Blankenship.

Mr. Blankenship will also be eligible for a long-term incentive award under the Company’s Long-Term Incentive Program (the “Long-Term Incentive Program”). Mr. Blankenship will participate in the annual 2002, 2003, 2004 and 2005 performance cycles. The Long Term Incentive Program for each cycle shall consist of a target cash award of $300,000, annual grants of 50,000 non–qualified stock options, 12,700 shares of restricted stock, and a cash bonus equal to the fair market value of 7,300 shares of Company stock (except for the six-month fiscal 2005 performance cycle ending April 30, 2005 for which the Long Term Incentive Program will consist of a target cash award of $150,000, 25,000 non-qualified stock options, 6,350 shares of restricted stock and a cash bonus equal to the fair market value of 3,650 shares of Company stock).

Mr. Blankenship’s agreement provides for grants of 300,000 shadow stock units on each of November 1, 2001, 2002 and 2003 and 150,000 units on November 1, 2004, subject to review and approval by the Board. The units become vested if Mr. Blankenship remains continuously employed by the Company through the expiration of the term (the units vest on October 31, 2002, 2003 and 2004, and on April 30, 2005, respectively), or his employment terminates due to termination by the Company without “cause,” or terminates following a “change of control” (as such terms are defined in the employment agreement). Upon vesting, the value of these units will be credited to Mr. Blankenship’s account under the Company’s Executive Deferred Compensation Program (the “Deferred Compensation Program”). If Mr. Blankenship’s employment terminates prior to the expiration of the term for any other reason (including death or disability) except as set forth in the next to last paragraph of this section, then any outstanding units not yet vested will be forfeited.

Mr. Blankenship was also granted 787,500 stock appreciation rights (“SARs”) on November 1, 2001 under his employment agreement. All restrictions on the SARs will terminate if he remains continuously employed by the Company until the applicable vesting dates as follows: 225,000 SARs will vest on each of October 31 2002, 2003 and 2004 with the remaining 112,500 SARs vesting on April 30, 2005. In addition, all of the restrictions on the SARs will expire if Mr. Blankenship’s employment with the Company terminates either due to termination by the Company without “cause” or following a “change of control.” In each of these cases, the value of the SARs on the vesting dates will be credited to Mr. Blankenship’s account in the Deferred Compensation Program. If Mr. Blankenship’s employment terminates prior to the expiration of the term for any reason other than the foregoing except as set forth in the next to last paragraph of this section, then all of the unvested SARs terminate and are forfeited.

On November 1, 2001, a retention stock account (the “Retention Stock Account”) in favor of Mr. Blankenship was established under the Deferred Compensation Program and credited with the then value of 350,000 shares of Company stock. Mr. Blankenship’s interest in the Retention Stock Account will vest on April 30, 2005 if he remains continuously employed by the Company until April 30, 2005. Mr. Blankenship’s interest in the Retention Stock Account also will vest if his employment with the Company terminates either due to termination by the Company without “cause” or following a “change of control.” If Mr. Blankenship’s employment terminates prior to the expiration of the term due to death or disability, then the Retention Stock Account will vest in accordance with the following table and the portion of the Retention Stock Account which does not vest shall terminate and be forfeited:

Date of Death or Disability	Pro rata Portion to be Vested
November 1, 2001 through October 31, 2002	2/7
November 1, 2002 through October 31, 2003	4/7
November 1, 2003 through October 31, 2004	6/7
On or after November 1, 2004	7/7

In the event Mr. Blankenship’s employment terminates prior to the expiration of the term for any reason other than the foregoing, then all of his interest in the Retention Stock Account shall terminate and be forfeited.

The value of the Retention Stock Account shall be determined based on the value of Company stock as if the amount credited thereto was invested in Company stock and received dividends and other distributions thereon to the same extent as if it was invested in Company stock.

Mr. Blankenship’s account in the Deferred Compensation Plan will be credited with $400,000 on each of October 31, 2002, October 31, 2003 and October 31, 2004 and an additional $200,000 on April 30, 2005. All restrictions on such amounts and the bookkeeping earnings thereon shall lapse on April 30, 2005 if Mr. Blankenship remains continuously employed by the Company until April 30, 2005. In addition, if Mr. Blankenship’s employment with the Company terminates either due to termination by the Company without “cause” or following a “change of control” then the date for the addition of any credits to the Deferred Compensation Plan shall be accelerated and all restrictions on all such amounts (including amounts credited before the termination date) and the bookkeeping earnings thereon shall lapse as of such termination date. If Mr. Blankenship’s employment with the Company and Massey terminates prior to the expiration of the term due to death or permanent and total disability, all restrictions shall lapse on amounts scheduled to be credited to Mr. Blankenship’s account in the Deferred Compensation Plan on or before Mr. Blankenship’s termination date and the bookkeeping earnings thereon. If Mr. Blankenship’s employment with the Company terminates prior to April 30, 2005 for any reason other than the foregoing, then all of his rights with respect to amounts credited or to be credited to his account in the Deferred Compensation Plan as described in this paragraph shall terminate as of the date of such termination of employment.

Mr. Blankenship’s rights under the $4,000,000 split dollar life insurance policies or program owned by the Company shall be vested if Mr. Blankenship remains continuously employed by the Company until April 30, 2005 or, if earlier, the termination of Mr. Blankenship’s employment following a “change in control,” for reasons which do not constitute “cause” or due to death or permanent and total disability. Mr. Blankenship’s rights under the $4,000,000 split dollar life insurance policies or program is determined without regard to this paragraph if Mr. Blankenship’s employment with the Company and Massey terminates before April 30, 2005 for any reason other than the foregoing except as set forth in the next to last paragraph of this section.

The agreement also provides for certain payments in connection with the termination of Mr. Blankenship’s employment. Upon termination, the Company will be obligated to pay Mr. Blankenship all accrued and unpaid base salary, any unpaid bonus and any benefits to which he is entitled under the Deferred Compensation Program and Long-Term Incentive Program. If Mr. Blankenship’s employment with the Company is terminated by the

Company without “cause” or due to death or disability, or within two years following a “change of control” (as defined in the program), the stock options, SARs, shadow stock units, the Retention Stock Account, restricted stock, restricted units and split dollar life insurance policies or program will become fully vested, and the cash component will become payable. In the event Mr. Blankenship’s employment terminates for any reason other than the foregoing except as set forth in the next to last paragraph of this section, then such awards will be forfeited to the extent they are unvested and the cash component will be forfeited entirely for amounts not yet earned.

If Mr. Blankenship’s employment is terminated by the Company without “cause,” the Company will be obligated to pay Mr. Blankenship, in addition to the amounts described above, base salary for the remaining term of the agreement and annual bonuses for the remaining term (including a pro-rata bonus for any partial year).

The agreement provides that if Mr. Blankenship voluntarily resigns from his employment at any time after October 31, 2002 and prior to October 31, 2004, he shall provide consulting services to the Company on an exclusive, full-time basis for six months after the date of such resignation and shall receive as compensation the compensation payable to him (i.e., base salary, annual incentive bonus, long term incentive award, shadow stock, SARs and split dollar life insurance policies or program) had he remained in the Company’s employment through the next succeeding October 31.

Under the Special Successor Development and Retention Program, an agreement entered into in October 1998, between Fluor Corporation (then, the parent company of A. T. Massey and now, the Company) and Mr. Blankenship, the Company is obligated upon Mr. Blankenship’s retirement to provide Mr. Blankenship title to a Company-owned residence and associated property in Sprigg, West Virginia, and to pay an amount to reimburse him for any income taxes owed by him as a result of such title transfer. The residence is currently valued at approximately $250,000. At any time after July 1, 2001, the Compensation Committee may authorize such transfer before retirement. Also under the Special Successor Development and Retention Program, the Compensation Committee agreed to approve Mr. Blankenship’s early retirement at age 55 for the purposes of the Company’s Executive Supplemental Benefit Plan.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Other Compensation

The following table shows for the fiscal year ended October 31, 2001, the transition period for the two months ended December 31, 2001, and the fiscal years ended December 31, 2002 and 2003, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid or accrued for those years, to the Named Executive Officers in all capacities in which they served.

SUMMARY COMPENSATION TABLE (A)

Name and Principal Position						Long Term Compensation			All Other Compensation ($)(E)
			Annual Compensation			Awards(D)		Payouts
	Fiscal Year		Salary ($)(B)	Bonus ($)(B)	Other Annual Compensation ($)(C)	Restricted Stock Awards ($)(D)	Securities Underlying Options/ SARs (#)	LTIP Payouts ($)
D. L. Blankenship Chairman, Chief Executive Officer and President	2003 2002 2001 2001	(F)	$1,000,000 1,000,000 166,667 881,000	$100,000 350,000 300,000 700,000	$157,929 134,147 738,775 582,436	$4,345,657 2,427,167 5,835,000 1,336,388	50,000 50,000 787,500 115,943	$0 0 0 13,480	$74,565 70,655 0 59,033

J. L. Gardner (G) Executive Vice President and Chief Administrative Officer	2003 2002 2001 2001	(F)	280,000 280,000 n/a n/a	100,000 170,000 n/a n/a	157,574 5,382 n/a n/a	86,913 368,493 n/a n/a	19,627 58,881 n/a n/a	0 0 n/a n/a	72,548 57,264 n/a n/a

H. D. Short, Jr. Senior Vice President, Group Operations	2003 2002 2001 2001	(F)	273,456 246,891 39,950 239,700	0 106,000 100,000 460,000	47,842 23,433 0 32,054	51,131 53,376 0 106,754	11,545 11,545 0 23,072	0 0 0 16,000	51,512 52,224 0 54,768

J. C. Adkins Senior Vice President and Chief Operating Officer	2003 2002 2001 2001	(F)	221,009 174,006 28,195 169,167	0 102,000 25,000 47,000	191,359 57,519 0 65,760	86,913 53,376 0 106,754	19,627 11,545 0 23,072	0 0 0 13,000	10,116 6,843 0 8,308

B. F. Phillips, Jr. Senior Vice President and Chief Financial Officer	2003 2002 2001 2001	(F)	179,504 138,994 22,491 134,946	0 72,000 60,000 212,000	34,770 15,117 0 16,511	51,131 42,701 0 85,403	11,545 9,236 0 18,457	0 0 0 13,000	8,114 9,164 0 9,435

(A)

On November 30, 2000, the Company completed a reverse spin-off (the “Spin-Off”), which divided it into the spun-off corporation, “new” Fluor Corporation (“New Fluor”), and Fluor Corporation (“Old Fluor” prior to the Spin-Off), subsequently renamed Massey Energy Company. With respect to restricted shares, restricted stock units, shadow stock units, SARs and stock options (collectively, “Grants”), as a result of the Spin-Off and following the Spin-Off, all Grants made by Old Fluor that were awarded to employees and directors who were retained by the Company following the Spin-Off. In addition, in order to preserve the intrinsic value of the Grants, adjustments were made to the number of Grants and, as applicable, the ratio of the exercise price to the market price of the Grants. In that regard, the outstanding number of Grants was increased by multiplying the applicable amount by 4.056 (the “Conversion Ratio”). Similarly, where applicable, the exercise price was reduced by dividing the exercise price prior to the Spin-Off by the Conversion Ratio. The Conversion Ratio was determined in accordance with accounting rules by taking the closing price of Old Fluor’s stock on the date of the Spin-Off ($36.50) and dividing it by the opening price for the Company’s Common Stock the first stock trading day after the Spin-Off ($9.00). The exception to the aforementioned Conversion Ratio is Mr. Blankenship as follows: (i) the outstanding number of Option Grants for Mr. Blankenship was increased by multiplying the applicable amount by 3.4 with no change in the aggregate exercise price of the options, (ii) the SARs continued to represent an equivalent number of

SARs on Company shares with the strike price reduced by the Conversation Ratio, (iii) the shadow stock units, restricted stock and restricted units continued to represent an equivalent number of shadow stock units, restricted stock and restricted units on Company shares. All stock-based award amounts in the table and accompanying footnotes have been converted to Massey common stock.

(B)	Amounts shown include cash compensation earned and received by Named Executive Officers as well as amounts earned but deferred at the election of those officers. A large portion of the bonuses for fiscal year 2001 represents amounts paid in December 2000 based on performance for the previous six months and special one-time bonuses to the Named Executive Officers except Mr. Blankenship for additional work related to the Spin-Off.
(C)	The amount reported in the table includes amounts reimbursed during the fiscal year for the payment of taxes and perquisites or other personal benefits exceeding $50,000 or 10 percent of the total annual salary and bonus. Amounts reimbursed for the payment of taxes were as follows: for Mr. Blankenship $89,454 in 2003, $54,330 in 2002, $76,401 in the two months ended December 31, 2001 (not including tax gross-up on reimbursement of housing costs as noted below), and $479,778 in 2001; for Mr. Gardner $157,574 in 2003 and $5,382 in 2002; for Mr. Short $47,842 in 2003, $23,433 in 2002, and $32,054 in 2001; for Mr. Adkins $88,307 in 2003, $28,384 in 2002, and $26,827 in 2001; and for Mr. Phillips $34,770 in 2003, $15,117 in 2002, and $16,551 in 2001. Perquisites or other benefits reported in the table include: for Mr. Blankenship $21,452 in 2003, $25,386 in 2002 and $26,967 in 2001 for personal use of Company cars; $25,800 in 2003 for personal use of Company housing; and $48,272 in 2001 for personal use of Company aircraft; and $662,376 for reimbursement of housing costs and related tax gross-up per employment agreement in the two months ended December 31, 2001; and, for Mr. Adkins $100,293 in 2003 for forgiveness of principal and interest on loan (see Certain Relationships and Related Transactions), $27,804 in 2002 and $37,412 in 2001 for forgiveness of interest on loan.
(D)	The amount reported in the table includes restricted stock and shadow stock, and represents the market value at the date of grant, without giving effect to the diminution in value attributable to the restrictions on such stock. In fiscal year 2001, the transition period for the two months ended December 31, 2001, and fiscal years 2002 and 2003, the Company or its predecessor awarded 46,845, 0, 155,643 and 50,956 shares of restricted stock, respectively, to the Named Executive Officers as a group. With respect to all shares granted in fiscal year 2001, 2002 and 2003, shares of restricted stock awarded will vest at 25% per year. As of the end of fiscal year 2003, the aggregate restricted stock holdings for each of the above Named Executive Officers consisted of the following:

Name	Shares of Restricted Stock	Value
D. L. Blankenship	41,220	$857,376
J. L. Gardner	67,146	1,396,637
H. D. Short, Jr.	21,598	449,238
J. C. Adkins	21,438	445,910
B. F. Phillips, Jr.	17,234	358,467

As of the end of fiscal year 2003, aggregate restricted stock holdings for the Company consisted of 734,507 shares with a value of $15,277,746 at the then current market value, without giving effect to the diminution of value attributable to the restrictions on such stock. Holders of restricted stock are entitled to receive dividends paid on Common Stock. In fiscal year 2001, the Company awarded 60,000 shares of shadow stock to Mr. Blankenship. The total units of shadow stock granted to Mr. Blankenship vested upon completion of the term of his previous employment agreement on October 31, 2001. Mr. Blankenship was awarded 300,000 units of shadow stock in the transition period for the two months ended December 31, 2001, and 300,000 units each on November 1, 2002 and November 1, 2003. As of the end of fiscal year 2003, the aggregate unvested shadow stock holdings for Mr. Blankenship consisted of 300,000 units with a value of $6,240,000. Mr. Blankenship currently is the sole holder of the Company’s shadow stock.

(E)	Amounts shown for 2003 are as follows:

2003 Company Contribution All Other Compensation ($)	Coal Company Salary Deferral and Profit Sharing Plan	A. T. Massey Coal Company, Inc. Executive Deferred Compensation Plan	Life Insurance Premium	Total

Name
D. L. Blankenship	$3,382	$43,564	$27,619	$74,565
J. L. Gardner	3,342	8,040	61,166	72,548
H. D. Short, Jr.	3,342	10,278	37,892	51,512
J. C. Adkins	2,874	7,242	—	10,116
B. F. Phillips, Jr.	3,342	4,772	—	8,114

(F)	Amounts shown are for the transition period for the two months ended December 31, 2001, incidental to the change in the Company’s fiscal year.
(G)	Mr. Gardner rejoined the Company on July 1, 2002. He served as an outside director of the Company from December 1, 2000 through August 1, 2002. As part of the normal compensation as an outside director of the Company, Mr. Gardner received an annual restricted stock grant of 2,028 shares on January 22, 2002, with a grant date value of $32,347. The value of this restricted stock grant is not included in the above table. Mr. Gardner was previously employed by the Company from April 1, 1993 through February 25, 2000.

Stock Options

The following table contains information concerning the grant of stock options made during fiscal year 2003 under the Long-Term Incentive Program to the Named Executive Officers:

OPTION GRANTS

	Individual Grants
Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Period	Exercise Price(s) ($/Sh)(A)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term $ Value(B)		Grant Date Present Value ($)(C)
					5% ($)	10% ($)
D. L. Blankenship	50,000	7.7%	$13.595	11/17/13	$427,563	$1,083,522	$282,355
J. L. Gardner	19,627	3.0%	13.595	11/17/13	167,835	425,326	110,836
H. D. Short, Jr.	11,545	1.8%	13.595	11/17/13	98,724	250,185	65,196
J. C. Adkins	19,627	3.0%	13.595	11/17/13	167,835	425,326	110,836
B. F. Phillips, Jr.	11,545	1.8%	13.595	11/17/13	98,724	250,185	65,196

(A)	Options were granted with an exercise price equal to the fair market value of the underlying Common Stock of the Company on the date of grant. All options were granted for a term of ten years, subject to earlier termination in certain events related to termination of employment. The options vest at 25% per year so that they are fully vested by the end of four years. The exercise price and tax withholding obligations related to option exercises may be paid by delivery of already owned shares or by offset of the underlying shares, subject to certain conditions.
(B)	Assumes 10-year option term (amount of total growth given annualized rate).
(C)

The Grant Date Present Value for the option grants are computed using the Black-Scholes option pricing model based on the following general assumptions: (i) an Expected Option Term of five years for options which expire 10 years from the date of grant, which reflects a reduction of the actual 10-year life of the option based on historical data regarding the average length of time an executive holds an option before exercising; (ii) a Risk-Free Interest Rate that represents the interest rate on a U.S. Treasury Strip with a maturity date corresponding to that of the Expected Option Term; (iii) Stock Price Volatility is calculated using the Company’s daily stock data from December 31, 2000 through November 17, 2003; and (iv) Dividend Yield is calculated using the current dividend yield as of the grant date. The specific option pricing model assumptions for the option grants were as follows: $13.595 Exercise Price; 3.26% Risk Free Interest Rate; 48.27% Stock Price Volatility; and 1.18% Dividend Yield. The actual value, if any, a Named Executive Officer may realize will depend upon the excess of the stock price on the date the option is exercised, so there is no assurance that the value realized by the Named Executive Officer will be at or near the amount shown.

Option/SAR Exercises and Holdings

The following table sets forth information with respect to the Named Executive Officers, concerning the exercise of options and SARs during fiscal year 2003 and unexercised options and SARs held as of December 31, 2003:

AGGREGATED OPTION/SAR EXERCISES

AND FISCAL YEAR END OPTION/SAR VALUE

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at Year End (#)		Value of Unexercised In- the-Money Options/SARs at Year End ($)(A)
			Exercisable	Unexercisable	Exercisable	Unexercisable
D. L. Blankenship	—	—	745,960	482,791	$2,132,553	$1,463,127
J. L. Gardner	—	—	14,721	63,787	229,500	829,867
H. D. Short, Jr.	—	—	97,565	31,738	790,614	146,943
J. C. Adkins	—	—	58,145	39,820	453,421	288,355
B. F. Phillips, Jr.	—	—	71,686	27,700	551,717	200,745

(A)	Market value of underlying securities at year-end, minus the exercise price.

LONG-TERM INCENTIVE PROGRAM—AWARDS IN LAST FISCAL YEAR

The following table provides information concerning cash incentive awards made to Massey’s Named Executive Officers during fiscal year 2003 under the Company’s Long-Term Incentive Award Program. Each award under the Long-Term Incentive Award Program represents the right to receive an amount in cash if earnings targets for a specified period, as established by the Company’s Compensation Committee, are achieved. If earnings fall below the threshold amount, no award is payable. If earnings fall between the threshold amount and the target amount or between the target amount and the maximum amount then the amount of the award is prorated accordingly. Payments made under the Long-Term Incentive Program, if any, are reported in the Summary Compensation Table in the year of payout, if any.

2004 - 2006 Award Cycle
	Performance or Other Period Until Maturation or Payment	Estimated Future Payouts Under Non- Stock Price Based Plans ($)
Name		Low Target	Middle Target	High Target
D. L. Blankenship	3 years	$150,000	$300,000	$600,000
J. L. Gardner	3 years	70,834	141,667	283,334
H. D. Short, Jr.	3 years	41,667	83,333	166,666
J.C. Adkins	3 years	70,834	141,667	283,334
B. F. Phillips, Jr.	3 years	41,667	83,333	166,666

Pension Plans

The following tables show the estimated annual pension benefits payable to a covered participant at normal retirement age under the Massey Energy Retirement Plan (“MERP”), as well as a non-qualified supplemental pension plan that provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations. MERP has several benefit formulas. The following aggregate amounts are payable, from both plans, annually upon retirement at age 62 or older to Mr. Blankenship, Mr. Gardner, Mr. Short and Mr. Phillips. The amounts are payable for the participants’ lifetimes and are based on a 10-Year Certain and Life Annuity. A discount of up to 5% per year is applied for retirement before age 62 based on age at date of retirement, and the pension benefits are not reduced for Social Security or other benefits received by participants.

Estimated Annual Benefits

Years of Service at Normal Retirement Age

Remuneration	10	15	20	25	30	35 or More
$200,000	$30,000	$45,000	$60,000	$75,000	$90,000	$105,000
$250,000	$37,500	$56,250	$75,000	$93,750	$112,500	$131,250
$300,000	$45,000	$67,500	$90,000	$112,500	$135,000	$157,500
$350,000	$52,500	$78,750	$105,000	$131,250	$157,500	$183,750
$400,000	$60,000	$90,000	$120,000	$150,000	$180,000	$210,000
$450,000	$67,500	$101,250	$135,000	$168,750	$202,500	$236,250
$500,000	$75,000	$112,500	$150,000	$187,500	$225,000	$262,500
$550,000	$82,500	$123,750	$165,000	$206,250	$247,500	$288,750
$600,000	$90,000	$135,000	$180,000	$225,000	$270,000	$315,000
$650,000	$97,500	$146,250	$195,000	$243,750	$292,500	$341,250
$700,000	$105,000	$157,500	$210,000	$262,500	$315,000	$367,500
$750,000	$112,500	$168,750	$225,000	$281,250	$337,500	$393,750
$800,000	$120,000	$180,000	$240,000	$300,000	$360,000	$420,000
$850,000	$127,500	$191,250	$255,000	$318,750	$382,500	$446,250
$900,000	$135,000	$202,500	$270,000	$337,500	$405,000	$472,500
$950,000	$142,500	$213,750	$285,000	$356,250	$427,500	$498,750
$1,000,000	$150,000	$225,000	$300,000	$375,000	$450,000	$525,000
$1,050,000	$157,500	$236,250	$315,000	$393,750	$472,500	$551,250
$1,100,000	$165,000	$247,500	$330,000	$412,500	$495,000	$577,500
$1,150,000	$172,500	$258,750	$345,000	$431,250	$517,500	$603,750
$1,200,000	$180,000	$270,000	$360,000	$450,000	$540,000	$630,000
$1,250,000	$187,500	$281,250	$375,000	$468,750	$562,500	$656,250
$1,300,000	$195,000	$292,500	$390,000	$487,500	$585,000	$682,500
$1,350,000	$202,500	$303,750	$405,000	$506,250	$607,500	$708,750
$1,400,000	$210,000	$315,000	$420,000	$525,000	$630,000	$735,000

A participant’s remuneration covered by the pension plans is his average annual salary and bonus, consistent with the manner in which such amounts are presented in the Summary Compensation Table, for the 60 consecutive months of employment that produce the highest average over the entire period of employment.

As of the end of 2003, combined covered compensation and credited years of service were as follows:

Name	MERP Coverage	Non-Qualified Supplemental Pension Coverage	Total Coverage	Credited Years of Service
D. L. Blankenship	$200,000	$1,155,634	$1,355,634	21
J. L Gardner	200,000	122,081	322,081	8
H. D. Short, Jr.	200,000	201,170	401,170	22
B. F. Phillips, Jr.	200,000	21,647	221,647	22

Mr. Adkins is covered under a different benefit formula in MERP. The following aggregate amounts are payable from both MERP and the non-qualified supplemental plan, annually, upon retirement at age 62 or older. The amounts are payable for Mr. Adkins’ lifetime and are based on a 10-Year Certain and Life Annuity. A discount is applied for retirement before age 62, determined by the participant’s retirement date and date benefits are to begin. The pension benefits are not reduced for Social Security or other benefits received by Mr. Adkins.

Estimated Annual Benefits

	Years of Service at Normal Retirement Age
Remuneration	5	10	15	20	25	30	35 or More
$200,000	$32,867	$65,733	$98,600	$98,600	$98,600	$98,600	$98,600
$250,000	$41,200	$82,400	$123,600	$123,600	$123,600	$123,600	$123,600
$300,000	$49,533	$99,067	$148,600	$148,600	$148,600	$148,600	$148,600
$350,000	$57,867	$115,733	$173,600	$173,600	$173,600	$173,600	$173,600
$400,000	$66,200	$132,400	$198,600	$198,600	$198,600	$198,600	$198,600

Mr. Adkins’ remuneration covered by the pension plans is his average annual salary and bonus, consistent with the manner in which such amounts are presented in the Summary Compensation Table, for the 60 consecutive months of employment that produce the highest average over the entire period of employment.

As of the end of 2003, Mr. Adkins’ covered compensation under MERP was $200,000 and his covered compensation under the non-qualified supplemental pension was $25,128, for a combined covered compensation of $225,128; he has been credited with 17 years of service.

Performance Graph

	12/31/2000	6/30/2001	12/31/2001	6/30/2002	12/31/2002	6/30/2003	12/31/2003	3/31/2004
Massey Energy Company	100.0	155.5	164.0	101.0	78.1	106.4	169.2	179.8
S&P 600 SmallCap Index	100.0	106.2	106.5	106.5	91.0	102.7	126.2	134.1
Bloomberg U.S. Coal Index	100.0	121.0	116.3	99.8	89.9	110.7	144.2	153.1

The graph above compares the performance of the Company’s stock with that of the S&P 600 SmallCap Index and the Bloomberg U.S. Coal Index, a published industry index. The Company is included as a composite member of the S&P 600 SmallCap Index. The graph reflects only the performance of the Company’s stock during the period following the Spin-Off with Fluor Corporation, and does not show any historic performance for the stock of Fluor Corporation prior to the Spin-Off and the subsequent name change to Massey Energy Company. The 5-year historic performance of the Company’s stock can be determined for periods prior to the date of the Spin-Off by referring to the proxy statement of Fluor Corporation for the 2004 Annual Meeting of Shareholders to be filed with the SEC.

The comparison of cumulative total return on investment (change in period-end stock price plus reinvested dividends) for each of the periods assumes that $100 was invested on December 31, 2000 in each of the Company, the S&P 600 SmallCap Index composite group and the Bloomberg U.S. Coal Index composite group, with investment weighted on the basis of market capitalization.

Change of Control Provisions in Certain Plans

Under the Company’s stock plans, including the Massey Energy Company 1999 Executive Performance Incentive Plan, Massey Energy Company 1996 Executive Stock Plan and Massey Energy Company 1988 Executive Stock Plan, which provide for stock options, restricted stock and SARs, restrictions on exercisability and transferability, which are premised on continued service with the Company or its subsidiaries, lapse if the holder’s employment is terminated for any reason within two years following a change of control of the Company. A change of control of the Company shall be deemed to have occurred if (i) a third person, including a “group,” as defined in Section 13(d)(3) of the Exchange Act, acquires shares of the Company having 25% or more of the total number of votes that may be cast for the election of directors of the Company or (ii) as a result of any cash tender or exchange offer, merger or other business combination, or any combination of the foregoing transactions (a “Transaction”), the persons who were directors of the Company before the Transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company.

DIRECTORS’ FEES

Six of the seven present directors are not salaried employees of the Company or its subsidiaries. For their services, those directors are paid an annual retainer of $30,000 or, in the case of the Chairman of the Audit Committee, $40,000, and the Chairs of the other Board Committees, $34,000, plus a fee of $3,000 for each Audit Committee meeting attended and $2,000 for each Board or other Board Committee meeting attended. Salaried employees receive no additional cash compensation for their services as directors. Directors are permitted to defer receipt of directors’ fees until their retirement or other termination of status as a director. Deferred amounts (at the election of the director) either accrue interest at rates fixed from time to time by the Executive Committee or are valued as if having been invested in Common Stock of the Company. In calendar year 2003, two directors chose to defer all or a portion of their directors’ fees.

Under the Stock Plan for Non-Employee Directors (the “Plan”), directors who are not employees of the Company or its subsidiaries are eligible to receive, when they become directors, a one-time grant of 4,056 shares of restricted Common Stock and restricted units in an amount determined by the Plan committee which are payable in cash to assist in satisfying related income tax liabilities. Awards are made on a date determined by the Plan committee following appointment. Restrictions lapse on 20% of the shares on March 14 next following the date of the initial award. Restrictions lapse on the balance of the shares in four equal increments on each succeeding March 14.

In addition to benefits available under the Plan, directors who are not employees of the Company or its subsidiaries are eligible to receive grants of restricted Common Stock under the 1997 Restricted Stock Plan for Non-Employee Directors (the “1997 Plan”). The 1997 Plan provides for annual grants of 2,028 shares of restricted stock to each eligible director, which grants are made as of the first Board meeting in any calendar year during which such director serves as a member of the Board. Restrictions on all stock granted under this plan will, as to any such stock held by the director for at least six months, lapse on the earlier of the following: (i) the applicable director has completed five years of Board service, or (ii) (a) the director dies or becomes permanently and totally disabled, or (b) a change of control occurs. The first Board meeting of calendar year 2004 took place on February 24, and each director was awarded 2,028 shares of Company stock. The value of 2,028 shares of stock was $39,891 based on the weighted average trading price of the Company’s stock on February 24, 2004. This does not take into account the diminution in value attributable to the restrictions on such stock under the 1997 Plan.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Proposal 2

Subject to ratification by the shareholders, the Board of Directors, at the recommendation of the Audit Committee, has reappointed Ernst & Young LLP as independent auditors to audit the financial statements of the Company for the current fiscal year ending on December 31. Fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for fiscal 2003 and 2002, and fees billed for other services rendered by Ernst & Young LLP for the years ended December 31, 2003 and

December 31, 2002 including the two months ended December 31, 2001, were $1,133,000 and $902,000, respectively. Components of the audit and non-audit fees are shown below in tabular format in the Audit Committee report.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Board Recommendation

The Audit Committee and the Board of Directors recommend the shareholders vote FOR such ratification.

THE AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of three independent directors and operates under a written charter adopted by the Board of Directors. The charter of the Audit Committee specifies that the Audit Committee shall provide assistance to the Board of Directors in fulfilling its oversight responsibility to the shareholders, relating to:

•	the accounting, reporting and financial practices of the Company, including the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications and independence; and

•	the performance of the Company’s internal audit function and independent auditor.

The Audit Committee is responsible for, subject to shareholder ratification, the selection of the Company’s independent accountants. Management is responsible for the Company’s internal controls and disclosure controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. In this context, the Audit Committee has met and held discussions with management and Ernst & Young LLP, the Company’s independent accountants. The Audit Committee’s meetings include, whenever appropriate, executive sessions with the Company’s independent auditors and with the Company’s internal auditors, in each case without the presence of the Company’s management. During fiscal 2003, the Audit Committee held four regular meetings and four telephonic meetings.

During fiscal 2003, management represented to the Audit Committee that the Company’s quarterly and annual consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee reviewed and discussed these consolidated financial statements with management and Ernst & Young LLP prior to their issuance.

The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Communications with Audit Committees), including the quality of the Company’s accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements, the scope of the auditor’s responsibilities, significant accounting adjustments, and any disagreements with management.

The Audit Committee has adopted procedures for pre-approval of non-audit services performed by the Company’s independent auditors. Management is required to obtain a written description of the non-audit services to be provided and the projected cost. Management forwards this information and a request to engage the independent auditors for non-audit services to the Committee members for approval. Approval authority has been delegated to the Chairman of the Committee plus one additional Committee member. Prior to approval, the Chairman of the Committee confirms that the requested non-audit service is not a prohibited service as set out in SEC regulations.

The Audit Committee has adopted the Company’s Code of Ethics for Senior Financial Officers available on the Company’s website. See “Availability of Corporate Governance Guidelines, Code of Ethics and Committee Charters” on page 30.

The Audit Committee has adopted procedures, which are available on the Company’s website, for: (i) the receipt, retention, and treatment of complaints received by the Company regarding corporate conduct, accounting, internal accounting controls, or auditing matters, and (ii) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. See “Availability of Corporate Governance Guidelines, Code of Ethics and Committee Charters” on page 30.

The Audit Committee reviews ongoing initiatives to strengthen the effectiveness of the Company’s internal and disclosure controls. As part of this process, the Audit Committee monitors the scope and adequacy of the Company’s internal auditing activities, including reviewing staffing levels, and the evaluation, improvement and monitoring of internal control procedures and disclosure controls.

Aggregated fees for services rendered by Ernst & Young LLP were approximately $1,133,000 for the fiscal year ended December 31, 2003, and $902,000 for the fiscal year ended December 31, 2002 and the two months ended December 31, 2001. These amounts are comprised of the following:

	Fiscal year ended December 31, 2003	For the fiscal year ended December 31, 2002 and two months ended December 31, 2001
Audit fees	$989,000	$784,000
Audit-related fees	129,000	89,000
Tax fees	15,000	29,000
All other fees	—	—

Total fees:	$1,133,000	$902,000

Audit fees are fees billed for professional services rendered for the audit of the annual financial statements, review of quarterly information, and services that generally only the auditor reasonably can provide. This category includes fees for assistance with and review of documents filed with the SEC and other accounting and financial reporting consultation and research work necessary to comply with generally accepted auditing standards.

Audit-related fees are considered non-audit services and include fees paid to Ernst & Young LLP for audits of certain Company benefit plans and other consultations concerning financial accounting and reporting matters not classified as audit.

Tax fees are fees billed for professional services rendered for tax compliance, tax advice, and tax planning.

All other fees are fees for products or services other than those in the above three categories.

The Audit Committee has considered whether the provision of services described above under “Audit-related Fees” and “Tax Fees” is compatible with maintaining the independence of Ernst & Young LLP. The Chairman of the Audit Committee has had discussions with Ernst & Young LLP in which he made inquiries into its operations and conflict procedures, including the independence of its auditing function.

The Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP relating to the independence of that firm as required by the SEC pursuant to the Sarbanes-Oxley Act of 2002 and Rule 3600T of the Public Company Accounting Oversight Board, which designates as interim independence standards Rule 101 of the American Institute of Certified Public Accountants’ Code of Professional Conduct and Standards Nos. 1, 2 and 3 of the Independence Standards Board (Independence Discussions with Audit Committees), and has discussed with Ernst & Young LLP that firm’s independence from the Company.

Based upon the Audit Committee’s discussions with management and Ernst & Young LLP and the Audit Committee’s review of the representations of management and the report of Ernst & Young LLP to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2003 filed with the SEC.

Audit Committee

February 23, 2004	William R. Grant	E. Gordon Gee	Martha R. Seger

SHAREHOLDER PROPOSAL CONCERNING

SEVERANCE AGREEMENTS WITH EXECUTIVES

Proposal 3

The Amalgamated Bank of New York LongView SmallCap 600 Fund, 11-15 Union Square, New York, New York 10003, beneficial owner of 30,067 shares of Company stock, has given notice of its intention to introduce the following resolution at the Annual Meeting.

RESOLVED: That the shareholders of Massey Energy Company (“Massey Energy” or the “Company”) hereby amend the Company’s Bylaws to add the following Section 4.05 to Article IV:

“Section 4.05 Shareholder Approval of Certain Executive Severance Agreements. The Board of Directors shall seek shareholder approval of severance agreements with senior executive officers that provide benefits with a total value exceeding 2.99 times the sum of the executive’s base salary plus bonus. ‘Severance agreements’ include employment agreements containing severance provisions, retirement agreements, and agreements renewing, modifying or extending existing such agreements. ‘Benefits’ include lump-sum cash payments (including payments in lieu of medical and other benefits) and the estimated present value of periodic retirement payments, fringe benefits and consulting fees (including reimbursable expenses) to be paid to the executive. If the Board finds that it is not practicable to obtain shareholder approval in advance, the Board may seek approval after the material terms have been agreed upon. This section shall take effect upon adoption and apply only to severance agreements adopted after that date.”

Supporting Statement: At last year’s annual meeting 72% of the yes-and-no votes were cast in favor of a resolution recommending a shareholder vote on future “golden parachute” severance agreements with senior executives that have a total value exceeding 2.99 times the sum of the executive’s base salary and bonus.

In response Massey Energy’s board stated that it will examine on a case-by-case basis each proposed employee contract that contains severance provisions exceeding the 2.99 threshold. Further, the board will seek shareholder approval only when that can be accomplished in a manner that does not prevent the board from acting “in the best interest of the Company.”

In our view, this response is inadequate because of this “best interest of the Company” loophole, which the board has not defined, which did not appear in last year’s proposal and which could prevent shareholders from ever voting on such agreements. Last year’s proposal gave the flexibility to schedule a vote after the material terms of an agreement are agreed upon. We see no need for denying shareholders a vote if the specified threshold is exceeded.

Severance agreements may be appropriate in some circumstances. Nonetheless, we believe that the potential cost of such agreements entitles shareholders to a vote whenever a company contemplates paying out at least three times the amount of an executive’s last salary and bonus.

We note that the Company has entered in to an employment agreement with Chairman and CEO Don L. Blankenship of the sort that could, in certain situations, require a shareholder vote in the future, should this bylaw be approved.

Requiring shareholder approval may induce restraint when parties negotiate such agreements. Institutional investors such as the California Public Employees’ Retirement System recommend shareholder approval of such agreements. The Council of Institutional Investors favors shareholder approval if the amount payable exceeds 200% of the senior executive’s annual base salary.

We urge you to vote FOR this proposal.

The Company’s Response to the Shareholder Proposal: Last year, the Company’s Board did not oppose the shareholder proposal that urged the Board to agree to seek shareholder approval for future severance agreements with senior executives that provide benefits in an amount exceeding 2.99 times the sum of the executive’s base salary plus bonus. After the proposal was approved by 50.2% of the shares entitled to vote, the Board stated that it was its intention to seek shareholder approval of such severance agreements where doing so would not prevent it from taking action it deems to be in the best interest of the Company.

This year, the same shareholder is seeking to amend the Company’s by-laws to mandate that the Board obtain shareholder approval of any such severance agreement. The Company has received the written legal opinion of its Delaware counsel that the proposed bylaw is invalid under Delaware law. The Board is advised that the bylaw would prohibit the Board from exercising its statutorily imposed duty to exercise its business judgment in managing the business of the Company. The Board believes that the practical effect of this or any future bylaw amendments on a potential plethora of special interest topics could be to hamstring the Board and management of the Company, prohibiting them from timely acting in the best interest of the Company and its shareholders. The Company is aware that another Delaware corporation, which received a nearly identical shareholder proposal, received the written legal opinion of another leading Delaware law firm that such proposal is likewise invalid under Delaware law.

The Board affirms its intention to seek shareholder approval of such agreements where doing so would not prevent it from taking action it deems to be in the best interest of the Company. However, having been advised by legal counsel that the proposal is invalid under applicable law and that it improperly infringes on the province of the Board, and for the practical realities noted above, the Board must recommend a vote AGAINST it.

OTHER BUSINESS

The Board of Directors does not intend to present any other business for action at the Annual Meeting and does not know of any other business intended to be presented by others.

SHAREHOLDERS’ PROPOSALS FOR 2005 ANNUAL MEETING

Any proposal of a shareholder intended to be presented at the Company’s 2005 annual meeting of shareholders must be received by the Company for inclusion in the proxy statement and form of proxy/voting instruction card for that meeting pursuant to Rule 14a-8, under the Exchange Act, no later than December 31, 2004.

The Company’s Bylaws provide that a shareholder of the Company entitled to vote for the election of directors may nominate persons for election to the Board by delivering written notice to the Corporate Secretary of the Company at the Company’s principal executive offices at 4 North 4th Street, Richmond, Virginia 23219. Such notice generally must be delivered to or mailed and received not less than 60 days nor more than 90 days prior to the meeting; provided, however, in the event that less than 40 days’ notice or prior public disclosure is given to shareholders of the date of the meeting, such notice must be received not later than 10 days after the date on which notice or public disclosure of the meeting date is given.

The shareholder’s notice must include

•	as to each person whom the shareholder proposes to nominate for election as a director:

•	all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest or is otherwise required pursuant to Regulation 14A under the Exchange Act; and

•	such person’s written consent to being named in the proxy statement as a nominee and to serving as such a director if elected; and

•	as to the shareholder giving the notice:

•	the name and address of such shareholder, as they appear on the Company’s books; and

•	the class and number of shares of capital stock of the Company that are owned beneficially by such shareholder.

In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by the Company within the time limits described above. The shareholder’s notice must contain as to each matter:

•	a brief description of the business desired to be brought before the meeting;

•	the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of the Company, the language of the proposed amendment);

•	the reasons for conducting such business at the meeting;

•	any material interest in such business of such shareholder; and

•	as to the shareholder giving the notice, the information described above with respect to the shareholder proposing such business.

The requirements found in the Company’s Bylaws are separate from and in addition to the requirements of the SEC that a shareholder must meet to have a proposal included in the Company’s proxy statement.

CERTAIN MATTERS RELATING TO PROXY MATERIALS

AND ANNUAL REPORTS

Electronic Access of Proxy Materials and Annual Reports

The Company’s proxy statement and annual report are available on the Company’s Internet site at http://www.masseyenergyco.com. Shareholders can elect to access future proxy soliciting materials, including notices to shareholders of annual meetings and proxy statements, and annual reports over the Internet instead of receiving paper copies in the mail. Providing these documents over the Internet will reduce the Company’s printing and postage costs and the number of paper documents shareholders would otherwise receive. The Company will notify shareholders who consent to accessing these documents over the Internet when such documents will be available. Once given, a shareholder’s consent will remain in effect until such shareholder revokes it by notifying the Company otherwise at Massey Energy Company, 4 North 4th Street, Richmond, Virginia 23219, Attention: Corporate Secretary. Shareholders of record can choose this option for future proxy material deliveries by marking the appropriate space on the proxy card included with this proxy statement. Beneficial owners whose shares are held in street name should refer to the information provided by the institution that holds such beneficial owner’s shares and follow the instructions on such form for instructions on how to elect to view future proxy statements and annual reports over the Internet, if this option is provided by such institution.

Separate Copies for Beneficial Owners

Institutions that hold shares in street name for two or more beneficial owners with the same address are permitted to deliver a single proxy statement and annual report to that address. Any such beneficial owner can request a separate copy of the proxy statement or annual report by writing the Company at Investor Relations, Massey Energy Company, 4 North 4th Street, Richmond, Virginia 23219 or by telephoning 1-866-814-6512.

AVAILABILITY OF CORPORATE GOVERNANCE GUIDELINES,

CODE OF ETHICS AND COMMITTEE CHARTERS

Copies of the Company’s filings, and the Company’s Corporate Governance Guidelines, Ethics Commitment Agreement, the Code of Ethics for Senior Financial Officers and the Code of Business Conduct and Ethics for Directors, and the charters of the Audit, the Compensation, and the Governance and Nominating Committees are posted on and may be obtained through the Company’s website, www.masseyenergyco.com, Investor Relations, Corporate Governance, or may be requested, at no cost, by telephone at (866) 814-6512 or by mail at: Massey Energy Company, 4 North 4th Street, Richmond, Virginia 23219, Attention: Investor Relations.

/s/  Thomas J. Dostart

THOMAS J. DOSTART

Vice President, General Counsel and Secretary

April 12, 2004

Richmond, Virginia

Directors Manual Effective: 2/24/04 Supersedes: 5/20/03

Subject: AUDIT COMMITTEE CHARTER

A.    PURPOSE AND ACTIVITIES

Statement of Purpose

The Audit Committee (the “Committee”) shall:

(i)  provide assistance to the Company’s Board in fulfilling its oversight responsibility to the shareholders, potential shareholders and investment community relating to:

a.	the accounting, reporting and financial practices of the Company, including the integrity of the Company’s financial statements;

b.	the Company’s compliance with legal and regulatory requirements;

c.	the independent auditor’s qualifications and independence; and

d.	the performance of the Company’s internal audit function and independent auditor; and

(ii)  prepare the report that Securities and Exchange Commission (“SEC”) rules require to be included in the Company’s annual proxy statement.

Responsibilities

It is the responsibility of the Committee to maintain free and open communication between the directors, the independent auditor, internal audit and the management of the Company. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the authority, without seeking the approval of the Board, to engage, at the Company’s expense, independent counsel and other advisors as it determines necessary to carry out its responsibilities. To assist it in carrying out its responsibilities, the Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate.

As part of its responsibilities, the Committee shall, consistent with and subject to applicable law and rules and regulations promulgated by the SEC, the New York Stock Exchange (the “NYSE”) or other regulatory authorities:

(i)  Appoint and retain (subject to shareholder approval) or terminate, when appropriate, a firm of independent certified public accountants to serve as the independent auditor of the Company, which firm shall report directly to the Committee. In its capacity as a committee of the Board, the Committee shall be directly responsible for the appointment, compensation and oversight of the independent auditor.

(ii)  Approve in advance all audit engagement fees and terms of all audit services to be performed by the independent auditor. By approving the audit engagement, the audit services shall be deemed to have been pre-approved.

(iii)  Establish policies and procedures for the engagement of the independent auditor to provide permissible non-audit services, which shall require pre-approval by the Committee of all permissible non-audit services to be provided by the independent auditor.

(iv)  Obtain and review, at least annually, a report by the independent auditor describing:

a.	the independent auditor’s internal quality-control procedures;

b.	any material issues raised within the preceding five years by the internal quality-control reviews, or peer reviews, of the firm, or by any inquiry or investigation by governmental or professional authorities, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and

c.	all relationships between the independent auditor and the Company.

(v)  Oversee the regular rotation of the lead and concurring partners of the independent auditor as required by law and consider any regular rotation of the audit firm itself.

(vi)  Review and evaluate annually the qualifications, performance and independence of the independent auditor and the lead and concurring partners of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence. This evaluation shall take into account the opinions of management and the internal auditors.

(vii)  Review and discuss with the independent auditor:

a.	the scope of the audit, the results of the annual audit examination by the independent auditor, and any difficulties the independent auditor encountered in the course of its audit work, including any restrictions on the scope of the independent auditor’s activities or on access to requested information, and any significant disagreements with management; and

b.	any reports of the independent auditor with respect to interim periods.

(viii)  Review and discuss with the independent auditor and management the annual audited and quarterly financial statements of the Company, including:

a.	the auditor’s judgment about the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the Company’s financial statements;

b.	the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” including accounting policies that may be regarded as critical;

c.	any major issues regarding the adequacy of the Company’s internal controls or the Company’s accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles and internal controls;

d.	analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements;

e.	types of information to be disclosed and the type of presentation to be made in the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies;

f.	the effect of regulatory and accounting initiatives on the financial statements.

(ix)  Recommend to the Board, based on the review and discussions described in paragraphs (vii) and (viii), whether the financial statements should be included in the Annual Report on Form 10-K.

(x)  Review the Company’s accounting policies and practices in light of the requirements of the Financial Accounting Standard Board, the SEC, the Public Company Accounting Oversight Board and the American Institute of Certified Public Accountants. The Committee shall review at least annually the

Company’s description of its critical accounting policies. Any significant changes in these policies must be approved in advance by the Committee.

(xi)    Discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements, the Company’s compliance policies, and any material reports, inquiries or correspondence received from regulators or government agencies, which raise material issues regarding the Company’s financial statements or accounting policies.

(xii)    Obtain and review, prior to each meeting, a summary of internal audit reports completed and in process, and a progress report on the internal audit plan.

(xiii)    Review, with the input of the independent auditor, the performance of the internal audit function of the Company, including the independence and authority of its reporting obligations, the reasonableness of the proposed internal audit plan for the coming year, the coordination of the internal audit plan with the independent auditor, and the adequacy of staffing and budget to accomplish the internal audit plan.

(xiv)    Meet periodically and separately with the independent auditor, internal audit and management to review and discuss the adequacy and effectiveness of the internal controls of the Company (with particular emphasis on the scope and performance of the internal audit function).

(xv)    Review and discuss the Company’s disclosure controls and procedures with the independent auditor, internal audit and management.

(xvi)    Establish policies for the hiring of employees or former employees of the independent auditor.

(xvii)    Review and discuss with management the Company’s most significant financial risks, methods of risk assessment, risk mitigation strategies and the overall effectiveness of the Company’s guidelines, policies and systems with respect to risk assessment and management, including policies and procedures for derivative and foreign exchange transactions and insurance coverage.

(xviii)    Establish and review procedures for the handling of complaints received by the Company regarding accounting, internal controls or audit matters, including procedures for the confidential, anonymous submission of legitimate concerns by employees regarding any questionable accounting, internal controls or audit matters.

(xix)    Prepare the Committee’s report to be included in the Company’s annual report and/or proxy statement, as required by the Securities Exchange Act of 1934.

(xx)    Obtain reports from management annually regarding the Company’s codes of conduct and ethics.

(xxi)    Conduct an evaluation of the Committee’s performance, at least annually, to determine whether it is functioning effectively.

(xxii)    Review the adequacy of this Charter and recommend any changes to the Board.

(xxiii)    Report regularly to the full Board with respect to the Committee’s performance of its responsibilities under this Charter.

Limitations

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company’s business ethics and code of conduct.

B.    MEMBERSHIP

The Committee shall consist of at least three directors, all of whom shall be “independent directors.” For purposes hereof, an “independent director” means a director who satisfies the “independence” requirements of the NYSE and SEC Each member of the Committee must be financially literate, as determined in the Board’s judgment, and at least one member of the Committee must be an “audit committee financial expert,” as defined in rules promulgated by the SEC. The Board shall designate one member as the Chair.

If a member of the Committee simultaneously serves on the audit committee of more than two other public companies, the Board must determine that such simultaneous service would not impair the ability of such member to effectively serve on the Committee and must disclose such determination in the annual report and proxy statement. The members of the Committee shall be appointed annually by the Board at its May meeting. The Board may replace Committee members at any time.

C.    MEETINGS

The Committee shall meet quarterly, prior to the regular meetings of the Board. The Committee shall meet more frequently to the extent deemed necessary or appropriate by its members. The Committee shall meet separately in executive sessions, periodically, with each of management, the principal internal auditor of the Company and the independent auditor. At each regular meeting of the Board, the Committee shall report to the full Board with respect to the Committee’s meetings and activities. A majority of the Committee shall constitute a quorum for conducting business. The Committee shall maintain minutes and other relevant documentation of all its meetings.

Directions

From I-64E, take the Lee Street exit. At first light, take a right. Go across a bridge. At first light after the bridge, the Charleston Marriott Town Center is on the left.

From I-64W, take the Washington Street/Civic Center exit. Bear left. At 2nd light, turn left. The Charleston Marriott Town Center is 2 blocks down on the left side.

This proxy/voting instruction card will be voted as directed. Unless otherwise directed on returned proxy/voting instruction cards, this proxy/voting instruction card will not be voted.

Please Mark Here for Address Change or Comments

SEE REVERSE SIDE

The Board of Directors recommends that you vote FOR the nominees listed in Proposal 1, FOR Proposal 2 and AGAINST Proposal 3.

1. Election of Class I Directors:

01 William R. Grant, 02 Dan R. Moore, and 03 Martha R. Seger

FOR all nominees listed (except as marked to the contrary)

WITHHOLD AUTHORITY to vote for all nominees listed

2. Ratification of the appointment of Ernst & Young LLP as auditors for 2004.

FOR AGAINST ABSTAIN

3. Approval of shareholder proposal to amend the Bylaws of Massey Energy Company to require the Board of Directors to seek shareholder approval for future severance agreements with senior executives that provide benefits in an amount exceeding 2.99 times the sum of the executive’s base salary plus bonus.

FOR AGAINST ABSTAIN

INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list above.

***IF YOU WISH TO VOTE BY INTERNET OR TELEPHONE, PLEASE READ THE INSTRUCTIONS BELOW***

I PLAN TO ATTEND MEETING

Signature Signature Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Corporations and partnerships should sign in full corporate or partnership name by an authorized officer.

FOLD AND DETACH HERE

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Internet http://www.eproxy.com/mee

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

Telephone 1-800-435-6710

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

OR

Mail

Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

MASSEY ENERGY COMPANY

PROXY/VOTING INSTRUCTION CARD SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE ANNUAL MEETING, May 18, 2004

If the undersigned is a participant in the Massey Energy Company Coal Company Salary Deferral and Profit Sharing Plan (the “401(k) Plan”), then the undersigned hereby directs the trustee of the 401(k) Plan to vote all shares of Common Stock of MASSEY ENERGY COMPANY in the undersigned’s 401(k) Plan account at the Annual Meeting of Shareholders and at any adjournment or postponement thereof with respect to the proposals listed on the reverse side. If this Proxy/Voting Instruction Card is not returned, or is returned unsigned, the shares will not be voted.

THIS PROXY/VOTING INSTRUCTION CARD WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE ON RETURNED PROXY/VOTING INSTRUCTION CARDS, THIS PROXY/VOTING INSTRUCTION CARD WILL NOT BE VOTED.

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

MASSEY ENERGY COMPANY

2004 Annual Meeting of Shareholders

May 18, 2004

You are cordially invited to attend the 2004 Annual Meeting of Shareholders which will be held on Tuesday, May 18, 2004, beginning at 9:00 a.m. Eastern Time at:

Charleston Marriott Town Center 200 Lee Street East Charleston, West Virginia

A map is included on the last page of the Notice of Annual Meeting.

ADMITTANCE TICKET

This ticket entitles you, the shareholder, and one guest to attend the 2004 Annual Meeting.

Please bring it with you. Only shareholders and their guests will be admitted.

We look forward to welcoming you on Tuesday, May 18.

This proxy/voting instruction card will be voted as directed. Unless otherwise directed on returned proxy/voting instruction cards, this proxy/voting instruction card will be voted for the election of the three nominees, for Proposal 2 and against Proposal 3.

Please Mark Here for Address Change or Comments

SEE REVERSE SIDE

The Board of Directors recommends that you vote FOR the nominees listed in Proposal 1, FOR Proposal 2 and AGAINST Proposal 3.

1. Election of Class I Directors:

01 William R. Grant, 02 Dan R. Moore, and 03 Martha R. Seger

FOR all nominees listed (except as marked to the contrary)

WITHHOLD AUTHORITY to vote for all nominees listed

2. Ratification of the appointment of Ernst & Young LLP as auditors for 2004.

FOR AGAINST ABSTAIN

3. Approval of shareholder proposal to amend the Bylaws of Massey Energy Company to require the Board of Directors to seek shareholder approval for future severance agreements with senior executives that provide benefits in an amount exceeding 2.99 times the sum of the executive’s base salary plus bonus.

FOR AGAINST ABSTAIN

INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list above.

Consenting to receive all future annual meeting materials and shareholder communications electronically is simple and fast! Enroll today at www.melloninvestor.com/isd for secure online access to your proxy materials, statements, tax documents and other important shareholder correspondence.

I PLAN TO ATTEND MEETING

***IF YOU WISH TO VOTE BY INTERNET OR TELEPHONE, PLEASE READ THE INSTRUCTIONS BELOW***

Signature Signature Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Corporations and partnerships should sign in full corporate or partnership name by an authorized officer.

FOLD AND DETACH HERE

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Internet http://www.eproxy.com/mee Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

Telephone 1-800-435-6710

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

OR

Mail

Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

MASSEY ENERGY COMPANY

PROXY/VOTING INSTRUCTION CARD SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE ANNUAL MEETING, May 18, 2004

The undersigned, a shareholder of MASSEY ENERGY COMPANY, a Delaware corporation, acknowledges receipt of a Notice of Annual Meeting of Shareholders, the accompanying Proxy Statement and the Annual Report to Shareholders for the fiscal year ended December 31, 2003; and, revoking any proxy previously given, hereby constitutes and appoints Baxter F. Phillips, Jr., Thomas J. Dostart and Jeffrey M. Jarosinski, and each of them, the true and lawful agents and proxies of the undersigned with full power of substitution in each, to vote the shares of Common Stock of MASSEY ENERGY COMPANY standing in the name of the undersigned at the Annual Meeting of Shareholders of MASSEY ENERGY COMPANY, on Tuesday, May 18, 2004, at 9:00 a.m. Eastern Time, and at any adjournment or postponement thereof with respect to the proposals listed on the reverse side.

THIS PROXY/VOTING INSTRUCTION CARD WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE ON RETURNED PROXY/VOTING INSTRUCTION CARDS, THIS PROXY/VOTING INSTRUCTION CARD WILL BE VOTED FOR THE NOMINEES LISTED ON THE REVERSE, FOR PROPOSAL 2 AND AGAINST PROPOSAL 3.

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

MASSEY ENERGY COMPANY

2004 Annual Meeting of Shareholders May 18, 2004

You are cordially invited to attend the 2004 Annual Meeting of Shareholders which will be held on Tuesday, May 18, 2004, beginning at 9:00 a.m. Eastern Time at:

Charleston Marriott Town Center 200 Lee Street East Charleston, West Virginia

A map is included on the last page of the Notice of Annual Meeting.

ADMITTANCE TICKET

This ticket entitles you, the shareholder, and one guest to attend the 2004 Annual Meeting.

Please bring it with you. Only shareholders and their guests will be admitted.

We look forward to welcoming you on Tuesday, May 18.